Exhibit 10.1

EXECUTION COPY

September 10, 2008

Mr. Jim Scully

Dear Jim:

Pursuant to our discussions regarding your continued employment with J. Crew Group, Inc. (the “Company”), we thought it would be useful to lay out the terms and conditions of our agreement in this amended and restated letter agreement (“Agreement”) for all parties to sign.

1. Employment.

(a)	The Company hereby agrees to continue to employ you during the “Employment Period” (as defined below) as Chief Financial Officer (principal financial officer) and shall also employ you as Chief Administrative Officer and you hereby agree to serve the Company in such capacities. You will continue to report to the Chief Executive Officer of the Company.

(b)	During the Employment Period, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2. Employment Period.

(a)	Unless the Employment Period is terminated earlier pursuant to Section 2(b) hereof, the Company shall employ you on the terms and subject to the conditions of this Agreement for a three-year term commencing effective as of April 6, 2008 (the “Commencement Date”) and ending on the day immediately preceding the third anniversary of the Commencement Date (the “Employment Period”). Effective upon the expiration of the Employment Period, the Employment Period will be automatically renewed for successive one-year periods (“Renewal Terms”), unless the Company or you, at least four months prior to the expiration of the Employment Period, shall give written notice to the other party of its intention not to renew the Employment Period. Any Renewal Terms shall include a Base Salary not less than your annual base salary in effect immediately prior to the expiration of the Employment Period and an Annual Bonus structure with target and maximum amounts not less than those in effect immediately prior to the expiration of the Employment Period.

(b)	Your employment with the Company hereunder may be terminated prior to the expiration of the Employment Period upon the earliest to occur of the following events: (i) your death or Disability (as defined below), (ii) voluntary termination of employment by you without Good Reason (as defined below) on at least two months prior notice, (iii) voluntary termination of employment by you for Good Reason in accordance with the procedure outlined in Section 2(e) below, (iv) termination of employment by the Company without Cause (as defined below) or (v) termination of employment by the Company for Cause. The date on which your employment is terminated hereunder for any reason (including upon the expiration of the Employment Period) shall be referred to as the “Termination Date”.

(c)

Upon termination of the Employment Period for any reason, (A) you shall be entitled to any earned but unpaid Base Salary (as defined below) as of the Termination Date and (B) with respect to any equity grants outstanding as of the Termination Date, except as expressly provided below with respect to a termination of the Employment Period by the Company without Cause or by you for Good Reason prior to a Change in Control (as defined below), the treatment of such equity grants shall be determined in accordance with the terms and conditions of the applicable grant agreement pursuant to which such equity awards were granted to you. If the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, you will be entitled to the following severance benefits (the “Severance Benefits”) (it being understood that the payment of such Severance Benefits shall only commence, in accordance with the timing provisions set forth below, upon your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”)): (i) continuation of your Base Salary as in effect immediately prior to such termination (your “Ending Base Salary”, and such continuation of your Ending Base Salary being referred to herein as the “Continuation Severance Payment”) in accordance with the regular payroll practices of the Company and medical benefits which may be provided by the Company reimbursing payment of COBRA premiums if any (“Continuation Medical Benefit”) for a period of eighteen (18) months (the “Severance Period”) after the Termination Date; (ii) the Annual Bonus earned for the year immediately prior to the year that includes the Termination Date, to the extent not yet paid, (iii) a lump sum amount equal to the product of (x) the Annual Bonus, if any, that you would have earned based on the actual achievement of the applicable performance objectives in the fiscal year which includes the Termination Date had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the Termination Date through the Termination Date and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company (“Pro-Rata Bonus”), but in no event later than the date that is 2.5 months following the end of the year with respect to which such bonus was earned and (iv) with respect to each “Pre-IPO Grant” (as defined below), in the event a “Change in Control” of the Company within the meaning of the equity incentive plan pursuant to which such Pre-IPO Grant was made (a “Change in Control”) has not occurred prior to the Termination Date, those equity grants set forth on Schedule A attached hereto made to you by the Company prior to the Company’s initial public offering on July 3, 2006 (individually a “Pre-IPO Grant” and collectively the “Pre-IPO Grants”) shall continue to vest in accordance with their normal vesting schedule as if you had continued to remain an active employee of the Company for the duration of such vesting schedule and you shall have the right to exercise any such vested Pre-IPO Grants (A) with respect to the portion of the Pre-IPO Grants that is vested as of the Termination Date, no later than the date that is ninety (90) days following your Termination Date and (B) with respect to the portion(s) of the Pre-IPO Grants that vest following the Termination Date pursuant to this Section 2(c)(iv) and notwithstanding anything to the contrary contained in the applicable grant agreement pursuant to which such Pre-IPO Grant was granted to you, no later than the date that is ninety (90) days following the date(s) on which the such portion(s) of the Pre-IPO Grant vests, as applicable; provided that the Severance Benefits are subject to and conditioned upon your execution of a valid general release and waiver within 60 days after your termination of employment (and any payment that otherwise would be made within such 60-day period pursuant to this paragraph shall be paid at the expiration of such 60-day period) in a form reasonably satisfactory to the Company waiving all claims that you may have against the Company, its successors, assigns, affiliates, employees, officers and directors and your compliance with the provisions set forth in Section 4 hereof. For purposes of clarification, in the event your termination of employment occurs following a Change in Control, subclause (iv) above will cease to have any force or effect and your outstanding equity awards will be afforded the treatment provided for under the terms and conditions of the equity incentive plan of the Company pursuant to which they were granted. Notwithstanding anything herein to the contrary, your right to receive the Continuation Severance Payment during the Severance Period shall terminate effective immediately upon the date that you become employed by a new employer or otherwise begin providing services for an entity as a consultant or otherwise (“New Employment”); provided that if the cash compensation you receive pursuant to such New Employment, including without limitation guaranteed bonus payments relating to the Severance Period whether or not paid during the Severance Period, (“New Compensation”) is less than your Ending Base Salary, the Company will continue to pay you, in accordance with the regular payroll practices of the Company, an incremental amount during the remaining Severance Period such that the New Compensation payments you receive together with such incremental amount will equal your Ending Base Salary on an annualized basis and your right to receive the Continuation Medical Benefit shall cease immediately upon your being eligible for coverage under another group health plan. For purposes of clarification only, any New Employment obtained by you during the Severance Period shall not affect your right to receive the Pro-Rata Bonus subject to compliance with the conditions outlined above for provision of the Severance Benefits. You shall immediately notify the Company upon obtaining New Employment and provide all information regarding compensation and benefits reasonably requested by the Company. Except as set forth herein, the Company shall have no additional obligations to pay you any severance, termination pay or other similar compensation or benefits.

Notwithstanding the foregoing paragraph, in the event the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, and you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any amounts payable to you on account of your termination of employment during the six month period immediately following the date of your “separation from service” within the meaning of Section 409A of the Code (not including any accrued but unpaid Base Salary as of your Termination Date) that constitute the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deferred and accumulated for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of your death). In addition, for purposes of clarification, each amount payable to you under this Section 2(c) shall constitute a “separately identified amount” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

(d) For purposes of this Agreement, the term “Cause” shall mean (i) the indictment for a felony or any crime involving moral turpitude or being charged or sanctioned by a federal or state government or governmental authority or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court or governmental authority or agency to have committed any such violation, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a willful and material breach of this Agreement, including without limitation, your failure to perform your duties and responsibilities hereunder, after you have been given written notice specifying such breach and at least thirty (30) days to cure such breach, to the extent reasonably susceptible to cure, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, (v) the willful disclosure by you of any Confidential Information (as defined below) to persons not authorized to know same, and (vi) your violation of or failure to comply with (A) any material Company policy, including, without limitation, the Code of Ethics and Business Practices, or (B) any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law, provided that with respect to this Section 2(d)(vi), you shall be given thirty (30) days to cure such violation to the extent such violation is reasonably susceptible to cure. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause pursuant to sections (i) or (iv) of this Section 2(d), your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause in which event the Company shall be entitled to immediately cease providing any Severance Benefits to you or on your behalf and recover any payments previously made to you or on your behalf in the form of Severance Benefits. For purposes of this provision, no act or omission on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company (the “Board”) shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. In addition, for purposes of this Agreement, the term “Disability” shall mean your incapacity due to physical or mental illness or injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

(e) For purposes of this Agreement, the term “Good Reason” shall mean (i) any action by the Company that results in a material and continuing diminution in your position, authority, duties or responsibilities, including without limitation (A) a change in your position, authority, duties or responsibilities as Chief Administrative Officer and Chief Financial Officer of the Company or any subsequent parent operating company of the Company (provided that the parties acknowledge that the Company intends to appoint a Chief Financial Officer at some point in the future and such appointment shall not constitute Good Reason so long as such Chief Financial Officer reports to you), (B) a change such that you no longer report directly to the Chief Executive Officer of the Company or (C) the appointment by the Company of a new Chief Financial Officer who is not required to report to you; (ii) a reduction by the Company in your Base Salary or Annual Bonus opportunity as in effect on the Commencement Date or as the same may be increased from time to time or decreased pursuant to Section 3(a); or (iii) a relocation of your principal place of employment to more than fifty (50) miles from your principal place of employment, in each case without your written consent. Termination of your employment for “Good Reason” shall not be effective until you deliver to the Board a written notice specifically identifying the conduct of the Company which you believe constitutes “Good Reason” in accordance with this Section 2(e) within ninety (90) days of the initial occurrence of the event(s) constituting Good Reason and you provide the Board at least thirty (30) days to remedy such conduct.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, your annual base salary shall not be less than $600,000 (“Base Salary”); provided that your annual base salary may be reduced to less than the Base Salary if the annual base salaries in effect for all or the majority of other senior executive officers of the Company are similarly reduced. The Base Salary shall be paid pursuant to regular Company payroll practices for the senior executives of the Company and shall be reviewed annually by the Company.

(b) Annual Bonus. In addition to the Base Salary, in each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus (“Annual Bonus”) at the following percentages of your Base Salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company’s bonus plan) and you achieve your performance goals established by the Company: target bonus of 75%, up to a maximum bonus of 150% of Base Salary. Any Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of actual payment, except that such requirement of continued employment shall not apply to the payment of any Pro-Rata Bonus or any accrued but unpaid Annual Bonus payable pursuant to Section 2(c) hereof.

(c) Employee Benefits. During the Employment Period, you will be entitled to participate in the Company’s benefit package made generally available to other senior executive officers of the Company. Currently, the Company’s benefit package includes paid time off days, holidays, life insurance, medical insurance, a matching 401(k) tax deferred savings plan, a flexible spending account, and the associate discount. The Company reserves the right to change these benefits at any time in its sole discretion.

(d) Business Expense Reimbursement. The Company shall promptly reimburse you for all reasonable business expenses incurred by you in connection with the performance of your duties and responsibilities hereunder upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time; provided that such reimbursement shall occur no later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense.

4. Additional Agreements; Confidentiality.

(a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve (12) months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company, and (ii) solicit or cause another to solicit any customers or suppliers of the Company or any of its subsidiaries to terminate or otherwise adversely modify their relationship with the Company or any such subsidiary. The term “Competitive Business” means the retail, mail order and internet apparel and accessories business and any other business the Company or its affiliates is engaged in on the Termination Date. Notwithstanding anything herein to the contrary, the provisions of this Section 4(a) shall not apply in any of the following circumstances: (i) the Company terminates the Employment Period without Cause, (ii) you terminate the Employment Period for Good Reason or (iii) the Company delivers to you written notice of its intention not to renew the Employment Period, as contemplated under Section 2(a) hereof.

(b) During the Employment Period and for a period of eighteen (18) months following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company or any of its subsidiaries on behalf of any person or entity other than the Company.

(c) You agree that during the Employment Period and thereafter you will hold in strict confidence any proprietary or Confidential Information related to the Company or its affiliates, except to the extent that such Confidential Information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of your act or omission, (ii) is required to be disclosed by any law, regulation or order of any court, other tribunal, regulatory commission or administrative agency, provided that you give prompt notice of such requirement to the Company to enable to the Company to seek an appropriate protective order prior to such disclosure, or (iii) is required to be used or disclosed by you to perform properly your duties under this Agreement. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company and its affiliates in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design and staffing. Upon termination of your employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company or its affiliates embodying any Confidential Information and will return any such information (in whatever form) then in your possession.

(d) You agree to deliver promptly to the Company upon termination of the Employment Period for any reason, or at any other time that the Company may so request, all documents (and all copies thereof), whether written, electronic, or in any other form, relating to the business of the Company, or any of its subsidiaries or affiliates, and all property associated therewith, which you may then possess or have under your control. You agree that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications, business or marketing practices, concepts, strategies and techniques and other material or work product (“Intellectual Property”) created, developed or assembled, whether or not by you, during your employment with the Company, shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion and that all rights to Intellectual Property are vested in the Company. You further agree to execute any documentation necessary to assign over or vest any Intellectual Property in the Company.

(e) You agree that during the Employment Period and thereafter you shall not defame or disparage the Company or any of its affiliates or their respective officers, directors, members, executives or associates; provided, however, that this Section 4(e) shall not prevent you from having any communications with your immediate family or your financial and tax advisors, accountants or attorneys or from giving testimony that may be required before any court, other tribunal, regulatory commission or administrative agency or pursuant to compulsory process of law or other applicable law. You agree to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or any of its affiliates or their respective officers, directors, members, executives or associates.

(f) You agree that during the Employment Period and thereafter, in the event that you are served with legal process or other request purporting to require you to testify, plead, respond or defend and/or produce documents in connection with any legal or governmental proceeding, threatened proceeding, investigation or inquiry involving the Company or any of its affiliates or their respective officers, directors, members, executives or associates, you will: (1) provide testimony or Company documents only if served with a subpoena, court order or similar process from a regulatory agency or with the prior written consent of the Company; (2) within three (3) business days or as soon thereafter as practical, provide oral notification to the Company’s General Counsel of your receipt of such process or request to testify or produce documents; and (3) provide the Company’s General Counsel by overnight delivery service a copy of all legal papers and documents served upon you. You further agree that in the event you are served with such process, you will meet and confer with the Company’s designee(s) in advance of giving such testimony or information. You also agree to reasonably cooperate with the Company and/or, at the Company’s request, any of its affiliates and their respective officers, directors, members, executives or associates in connection with any existing, future or threatened litigation or governmental proceeding, investigation or inquiry involving the foregoing parties, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation reasonably necessary. The Company agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this Section 4(f) upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time; provided that such reimbursement shall be paid to you no later than the end of the calendar year immediately following the calendar year in which such expenses were incurred.

(g) You also agree that breach of the provisions provided in this Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Section 4, the Company will be entitled to seek an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Section 4.

5. Representations. The parties hereto hereby represent and warrant that they have the authority to enter into this Agreement and perform their respective obligations hereunder. You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreements, arrangements or commitments with any other party to which you are a party or by which you are bound, and (ii) you will not use or disclose any confidential and/or proprietary information or trade secrets obtained by you in connection with your former employments with respect to your duties and responsibilities hereunder. You further represent that you are not aware of any facts or circumstances that would adversely affect your ability to serve as the Company’s Chief Financial Officer or Chief Administrative Officer.

6. Indemnification. The Company agrees that if you are made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding related to any contest or dispute between you and the Company or any of its affiliates with respect to this Agreement or the services described hereunder, by reason of the fact that you are or were an officer or a director of the Company or any subsidiary of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Company shall indemnify you for, and hold you harmless against, all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you to the fullest extent authorized by the Company’s Certificate of Incorporation and Bylaws (including, without limitation, the advancement of expenses in accordance with the Company’s Bylaws).

7. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

If to the Company:

J. Crew Group, Inc.

2 Penn Plaza

26th Floor

New York, New York 10121

Attention: General Counsel

If to you:

To the address on file with the Company

or to such other address as any party may designate by notice to the other.

(b) This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment, including your Employment Agreement with the Company, dated August 16, 2005.

(c) This Agreement shall inure to the benefit of and be an obligation of the Company’s assigns and successors; however you may not assign any of your rights or duties hereunder to any other party.

(d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement may be executed in two counterparts, both of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

(k) If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code. Notwithstanding anything herein to the contrary, any amount of expenses eligible for reimbursement pursuant to Sections 3(d), 4(d) or 4(f) of this Agreement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. In addition, the right to reimbursement pursuant to Sections 3(d), 4(d) or 4(f) of this Agreement shall not be subject to liquidation or exchange for any other benefit.

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Millard S. Drexler
Millard S. Drexler
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Jim Scully
Jim Scully

Dated September 11, 2008

SCHEDULE A

PRE-IPO EQUITY GRANTS

Grant Date	Grant Type	Number of Underlying Shares
9/7/2005	Non-Qualified Stock Option	96,789

9/7/2005	Restricted Stock	67,752

9/7/2005	Non-Qualified Stock Option	77,431

9/7/2005	Non-Qualified Stock Option	77,431